18f-3 Multiple Class Plan

Addendum to Exhibit II

Calvert SAGE Fund

Calvert Equity Income Fund

Class A
Maximum Front-End Sales Charge	Maximum 12b-1 Fee
4.75%	0.50%

Class C
Contingent Deferred Sales Charge	Maximum 12b-1 Fee
1.00%	1.00%

(if redeemed within one

year of purchase)

Effective Date: October 31, 2011